Exhibit 99.1

- NEWS RELEASE -
Date:	January 19, 2004
Contact:	Michael G. Carlton
President and CEO
Bruce W. Elder
Vice President
(919) 460-7770

Crescent Financial Corporation

Announces 41% Earnings Increase for the Year 2004

CARY, N.C. – Crescent Financial Corporation (NASDAQ SC: CRFN), parent company of Crescent State Bank today announced unaudited net income for the year ended December 31, 2004 of $2,333,000 reflecting an increase of 41% over net income of $1,655,000 for the year ended December 31, 2003. Diluted earnings per share for the current twelve-month period was $.63 compared to split-adjusted diluted earnings per share of $.51 for the prior year period. Increased earnings for 2004 were primarily due to strong earning asset growth during the year. Net interest income, the difference between interest income on earning assets and interest expense on interest-bearing liabilities, increased by 45% from $7.2 million in 2003 to $10.4 million in 2004. Non-interest income increased by 42% from $1.6 million to $2.3 million. Non-interest income included a non-recurring gain of $118,000 on the sale of a membership interest in a mortgage company. Non-interest expenses increased by 48% from $5.8 million to $8.5 million. Increases in non-interest expenses were primarily in the areas of personnel and occupancy expenses as the Company absorbed the full impact of its 2003 branch network expansion, added an additional branch in 2004 and hired operational support personnel to help manage $57 million in new asset growth during the year.

Net income for the three-month period ended December 31, 2004 was $689,000 (unaudited) for a 39% increase over net income of $496,000 for the three-month period ended December 31, 2003. Diluted earnings per share for the current three-month period was $.18 compared to $.14 for the prior year period.

Crescent Financial Corporation reported total assets on December 31, 2004 of $331 million, reflecting a 21% increase over total assets of $274 million reported on December 31, 2003. Total net loans increased by 19% from $213 million at December 31, 2003 to $254 million at December 31, 2004. Total deposits increased 25% from $219 million at December 31, 2003 to $274 million at December 31, 2004. Total stockholders’ equity grew from $24 million at December 31, 2003 to $27 million reflecting a $3 million or 11% increase.

Mike Carlton, President and CEO stated, “We are pleased to be able to report to our shareholders the significant increase in net income over the past twelve months. Our focus has been to maintain consistent asset growth with continued increase in earnings, while expanding our branch network. This past year reflects the results of our plan and the continued commitment to build a top-performing financial institution. We are proud of our employees’ accomplishments in 2004 and believe that we are well positioned for the upcoming year.

Crescent State Bank is a state chartered bank operating nine banking offices in Cary (2), Apex, Clayton and Holly Springs, Southern Pines, Pinehurst, Sanford and Garner, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-KSB and its other periodic reports.

Crescent Financial Corporation Income Statements (unaudited)

(000s omitted except for per share data)

	Three Months Ended Dec 31, 2004	Three Months Ended Dec 31, 2003	Twelve Months Ended Dec 31, 2004	Twelve Months Ended Dec 31, 2003 (b)
Interest Income	4,479	3,459	15,896	10,950
Interest Expense	1,556	1,225	5,466	3,749

Net interest income	2,923	2,234	10,430	7,201
Provision for loan losses	154	206	736	551

Net interest income after provision for loan losses	2,769	2,028	9,694	6,650

Non-interest income	551	576	2,342	1,645
Non-interest expense	2,276	1,865	8,531	5,766

Income before taxes	1,044	739	3,505	2,529

Income tax expense	355	243	1,172	874

Net income	689	496	2,333	1,655
Earnings per share (a):
Basic	.19	.14	.66	.53
Diluted	.18	.14	.63	.51

Weighted avg. shares o/s (a)
Basic	3,566,889	3,491,323	3,537,697	3,133,282
Diluted	3,748,832	3,658,873	3,724,207	3,247,744

(a)	2003 per share data has been adjusted to reflect the stock split, effected as a 20% stock dividend, paid during the second quarter of 2004.
(b)	Derived from audited financial statements.

Crescent Financial Corporation Balance Sheets

(000s omitted)

(unaudited)

	Dec 31, 2004	Dec 31, 2003(a)	% Change
Assets
Cash and non-interest bearing deposits	5,634	6,613	(15)
Interest-earning deposits with banks	43	438	(90)
Federal funds sold	—	—	—
Securities available for sale	53,444	36,995	44
Federal Home Loan Bank stock	1,447	950	52
Loans Receivable, net of allowance	253,793	213,442	19
Accrued interest and dividends receivable	1,219	964	26
Premises and equipment, net	3,030	2,699	12
Other assets	12,669	11,613	9
Total Assets	331,279	273,714	21

Liabilities and Stockholders’ Equity

Liabilities
Total Deposits	273,649	218,615	25
Borrowed funds	29,555	29,002	2
Accrued interest payable	492	467	6
Accrued expenses and other liabilities	806	1,480	(46)
Total Liabilities	304,502	249,564	22

Stockholders’ Equity
Total Stockholders’ Equity	26,777	24,150	11

Total Liabilities and Stockholders’ Equity	331,279	273,714	21

(a)	Derived from audited financial statements.

Crescent Financial Corporation

Selected Financial Ratios

(000s omitted except per share data)

(unaudited)

	As of or for the three months ended December 31,		As of or for the twelve months ended December 31,
	2004	2003	2004	2003
Per share data: (a)
Basic earnings per share	$0.19	$0.14	$0.66	$0.53
Diluted earnings per share	0.18	0.14	0.63	0.51
Book value per share	7.51	6.88	7.51	6.88

Performance ratios:
Return on average assets	0.83%	0.73%	0.76%	0.79%
Return on average equity	10.21%	8.25%	9.14%	8.25%
Net interest margin	3.75%	3.54%	3.61%	3.64%

Asset quality:
Nonperforming assets	297	805	297	805
Nonperforming assets to total assets	0.09%	0.29%	0.09%	0.29%
Allowance for loan losses	1.42%	1.52%	1.42%	1.52%

Capital ratios:
Equity to total assets	8.08%	8.82%	8.08%	8.82%

(a)	2003 per share data has been adjusted to reflect the stock split, effected as a 20% stock dividend, paid during the second quarter of 2004.